EXHIBIT 99.1

For release: IMMEDIATELY

For additional information contact: Thomas R. Pilholski – 602.652.9600

EAGLEPICHER INCORPORATED ANNOUNCES
IT HAS RECEIVED SUFFICIENT CONSENTS TO AMEND ITS INDENTURE RELATING TO ITS 9 3/8%
SENIOR SUBORDINATED NOTES

     Phoenix, Arizona, July 23, 2003 – EaglePicher Incorporated (“EPI”), a wholly-owned subsidiary of EaglePicher Holdings, Inc. (the “Company”), announced today that it has received the necessary consents to execute a supplemental indenture (the “Supplemental Indenture”) amending its indenture among EPI, certain guarantors named therein (the “Guarantors”), and The Bank of New York, as trustee (the “Indenture”). The consent solicitation relating to EPI’s 9 3/8% Senior Subordinated Notes Due March 1, 2008 (the “Notes”) expired at 5:00 p.m. New York City time on July 22, 2003 (the “Consent Date”). As of the Consent Date, EPI had received tenders of notes and delivery of related consents from holders of 95% of the $220 million of outstanding Notes, pursuant to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 9, 2003 (the “Statement”).

     On the Consent Date, EPI, the Guarantors and The Bank of New York executed the Supplemental Indenture containing the proposed amendments. The Supplemental Indenture will not become operative until the Notes are accepted for purchase in accordance with the terms of the Statement. The tender offer will expire at 11:59 p.m., New York City time, on August 6, 2003, unless extended by EPI.

     EPI intends to finance the tender offer and consent solicitation with the proceeds of an offering of approximately $220 million aggregate principal amount of senior unsecured notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), together with other available funds. The securities to be offered have not been registered under the Securities Act and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements. Additionally, EPI is currently negotiating a new senior secured credit facility in the approximate amount of $275 million to replace its current credit facility. The new credit facility is anticipated to provide for a term loan of $150 million and a $125 million revolving facility.

     Requests for assistance relating to the terms and conditions of the tender offer and the consent solicitation may be directed to UBS Securities LLC, the Dealer Manager, at (203) 719-4210 (collect).

     This news release contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives; our ability to develop, market and sell new products, our ability to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S. Securities and Exchange Commission.

     All of the Company’s operations are conducted through EPI and its subsidiaries. EPI, founded in 1843, is a diversified manufacturer of industrial products for the automotive, defense, aerospace and other industrial markets worldwide.

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July 23, 2003